UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) August 22, 2013
NGA HoldCo, LLC
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	0-52734 (Commission File Number)	20-8349236 (IRS Employer Identification No.)

21 Waterway Avenue, Suite 150 The Woodlands, TX 77380 (Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code 713-559-7400
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into a Material Definitive Agreement.
On August 22, 2013, NGA Blocker, LLC (“NGA Blocker”), a wholly owned subsidiary of NGA HoldCo, LLC (the “Company”), loaned $14 million to Mesquite Gaming LLC (“Mesquite”) under a Second Lien Credit Agreement, dated as of August 22, 2013 (the “Credit Agreement”), pursuant to which Mesquite borrowed a total of $35 million from NGA Blocker and other lenders not affiliated with the Company for the purpose of refinancing a portion of its existing indebtedness. The Company owns a 40% equity interest in Mesquite which it acquired on August 1, 2011, and each of the other lenders, consisting of limited liability companies and trusts, also has an ownership interest in Mesquite or has one or more members or beneficiaries who hold an ownership interest in Mesquite. The repayment of the indebtedness outstanding under the Credit Agreement is secured by a second lien on substantially all of Mesquite’s real property, including that relating to its Casablanca Resort & Casino, its Virgin River Hotel and Casino, and its Oasis Hotel and Casino (the demolition of which began in May 2013), each located in Mesquite, Nevada. The terms of the loan provide for the payment by Mesquite to each lender, including NGA Blocker, of interest on the unpaid principal amount owed to such lender at the rate of 7% per annum over the period from August 22, 2013 to August 22, 2014, and at the rate of 8% per annum thereafter. During the term of the loan, interest is payable in cash, in arrears, monthly on the first day of each month, commencing on September 1, 2013. The principal amount of the loan, along with any accrued and unpaid interest, becomes due and payable on February 21, 2020. The indebtedness may, at the option of Mesquite, be prepaid in whole or in part, at any time without penalty, and repayment of the indebtedness may be accelerated upon the occurrence of an event of default, in accordance with the terms of the Credit Agreement.
NGA Blocker’s participation as a lender under the Credit Agreement was funded utilizing $1 million of cash on hand and a capital contribution from the Company’s non-voting member, NGA NoVoteCo, LLC (“InvestCo”), in the amount of $13 million, which was provided to InvestCo by its equity owners, Newport Global Opportunities Fund LP and Newport Global Credit Fund (Master) LP in the respective amounts of $11.3 million and $1.7 million.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NGA HOLDCO, LLC

Date: August 26, 2013	By:	/s/ Timothy T. Janszen
Timothy T. Janszen, Operating Manager